UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington , D.C. 20549
____________________

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15( d ) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21324	06-1344888

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street , 26th Floor, New York , New York 10005

(Address of principal executive offices)

Registrant’s telephone number, including area code: 212 809-3542

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A is filed solely to correct a typographical error in the last sentence of the first paragraph of Item 5.02 of the Current Report on Form 8-K filed by NYFIX, Inc. (the “Company”) on May 21, 2007 (the “Initial Filing”). In that sentence in the Initial Filing, it was inadvertently stated that May 15, 2005, was the date as of which Brian Bellardo ceased serving as an Executive Officer of the Company. The actual date as of which Mr. Bellardo ceased serving as an Executive Officer of the Company was May 15, 2007 . The other Items of, and the Exhibits to, the Initial Filing remain unchanged and are not amended hereby. As amended, Item 5.02 reads as follows:

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Under an employment agreement, dated August 1, 2006 (the “Prior Agreement”), between NYFIX, Inc. (the “Company”) and Brian Bellardo , the Company’s Senior Vice President and General Counsel, Mr. Bellardo could have terminated his employment for “Good Reason” if, among other things, there were a material change in his reporting responsibilities or if he were no longer an Executive Officer. Upon such termination, Mr. Bellardo was entitled to severance in an amount equal to his base salary and medical, dental and life insurance coverage for a twelve month period or through the end of the term of the Prior Agreement, whichever period was greater. Beginning April 1, 2007 , Mr. Bellardo has no longer been reporting to the Company’s Chief Executive Officer and has been reporting to Scott Bloom , Executive Vice President, Corporate Development and Chief Administrative Officer. Effective May 15, 2007 , Mr. Bellardo is no longer serving as an Executive Officer of the Company.

On May 15, 2007 , the Company and Mr. Bellardo entered into an employment agreement (the “Employment Agreement”) that supersedes the Prior Agreement. Under the Employment Agreement Mr. Bellardo’s base salary will continue to be $248,063, the target for his annual bonus will continue to be no less than 35% of his then current annualized base salary and Mr. Bellardo will continue his employment with the Company until either he or the Company gives at least sixty days prior written notice of termination. The period of Mr. Bellardo’s employment by the Company is hereinafter referred to as the “Employment Period” and the last day of the Employment Period is hereinafter referred to as the “Effective Date”.

If Mr. Bellardo has not terminated his employment and NYFIX has not terminated his employment for Cause (as defined below) on or before June 30, 2007 , NYFIX will pay Mr. Bellardo a cash bonus equal to three months of his base salary. “Cause” means misappropriation of funds from NYFIX.

Commencing on the Effective Date, unless Mr. Bellardo is terminated by NYFIX for Cause, Mr. Bellardo will receive an amount equal to his then current base salary, less applicable withholdings for a period of twelve months, or, if Mr. Bellardo has not terminated his employment and NYFIX has not terminated his employment for Cause on or before September 30, 2007, fifteen months. In addition, Mr. Bellardo will be entitled to receive a pro rata annual bonus under the Company’s annual bonus plan at target through the end of the Employment Period with respect to the calendar year in which the Effective Date occurs.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1.

(c) On May 15, 2007 , the Board of Directors of the Company designated Donald P. Henderson, age 43, an executive officer. Since May 2006, Mr. Henderson has served as the Company’s Chief Technology Officer. From January 2005 to May 2006, Mr. Henderson was the head of the consulting planning practice and business development for information technology consultant RipTyde Partners, LLC (“RipTyde”). In that role, Mr. Henderson provided consulting services to the Company, for which the Company paid RipTyde approximately $162,000. From March 1993 to August 2004, Mr. Henderson held a number of technology-related positions at Bear Stearns & Co. Inc., rising to the level of Co-Chief Technology Officer and head of the infrastructure technology planning group. During his tenure at Bear Stearns, he headed the design and migration planning of the information technology infrastructure for the firm’s new corporate headquarters at 383 Madison Ave.

(e) The description of a letter agreement entered into with Mr. Bellardo on May 15, 2007 set forth in item (b) above is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2007	NYFIX, INC.

	By:	/s/ Scott A. Bloom
		Name:	Scott A. Bloom
		Title:	Secretary and Executive Vice President, Corporate Development

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